Exhibit 99.1

Regional Management Corp. Announces Third Quarter 2024 Results

- Net income of $7.7 million and diluted earnings per share of $0.76, inclusive of a $4.3 million, or $0.42 per share, impact due to hurricane events occurring in the third quarter of 2024 -

- Record revenue and ending net receivables driven by $46 million of sequential portfolio growth, an annualized growth rate of 10% -

- Net credit loss rate of 10.6% and 30+ day contractual delinquency rate of 6.9% as of September 30, 2024, both 40 basis points better than the prior-year period -

- Continued expense discipline with operating expense increasing only 0.6% from the prior-year period and an operating expense ratio of 13.9%, a 50 basis point improvement year-over-year -

Greenville, South Carolina – November 6, 2024 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the third quarter ended September 30, 2024.

“Our team once again delivered strong results in the third quarter, and our credit performance continues to improve,” said Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “We generated net income of $7.7 million and diluted EPS of $0.76, inclusive of a $4.3 million impact to net income from third quarter hurricane activity. On a pre-tax basis, we reserved $2.1 million for incremental net credit losses and $3.5 million for estimated personal property insurance claims caused by the hurricanes. While these charges created a drag on our third quarter results, we are pleased to be able to provide our customers with special borrower assistance programs and valuable personal property insurance benefits that will help them rebuild their lives.”

“Despite the hurricane challenges, we grew our portfolio by $46 million sequentially, or 2.6%, to $1.82 billion in the quarter, an annualized growth rate of just above 10%,” added Mr. Beck. “Quality portfolio growth drove our quarterly revenue to a record high of $146 million, and we improved our interest and fee yield by 90 basis points year-over-year to 29.9%—the highest it has been in over two years—from a combination of increased pricing, growth of our higher-margin small loan portfolio, and improved credit performance. Meanwhile, we kept a tight grip on G&A expense while still investing in our growth and strategic initiatives. We improved our operating expense ratio by 50 basis points from the prior-year period to 13.9%, and year-over-year revenue growth outpaced expense growth by 15 times.”

“Overall, our credit quality has improved and we have observed positive trends in our credit metrics in recent quarters, as we have maintained a tight credit box while also increasing the growth of our higher-margin small loan portfolio,” continued Mr. Beck. “Higher-quality originations in our front book continue to perform in line with our expectations, make up a larger portion of our portfolio, and are delivering at lower loss levels than our stressed back book vintages. Looking ahead, we will continue to monitor the economic environment, competitive dynamics, consumer health, and other factors as we allocate capital to grow the different pieces of our portfolio. Ultimately, we will build our portfolio in a way that will generate strong margins that meet our return hurdles and optimize short- and long-term results, while also appropriately balancing credit outcomes and customer needs.”

Third Quarter 2024 Highlights

•
Net income for the third quarter of 2024 was $7.7 million and diluted earnings per share was $0.76, inclusive of a $4.3 million, or $0.42 per share, impact due to hurricanes occurring in the third quarter of 2024.

- Net income also reflects the impact of $46.0 million of sequential portfolio growth in the third quarter, which required a $4.6 million provision for credit losses, or $3.5 million after tax. The company is required to reserve for expected lifetime credit losses at origination of each loan, while the revenue benefits are recognized over the life of the loan, highlighting the impact of portfolio growth on our income statement.

•
Record net finance receivables as of September 30, 2024 of $1.8 billion, an increase of $68.7 million, or 3.9%, from the prior-year period.

- Large loan net finance receivables of $1.3 billion increased $21.5 million, or 1.7%, from the prior-year period and represented 71.1% of the total loan portfolio, compared to 72.6% in the prior-year period.

- Small loan net finance receivables of $524.8 million increased $50.6 million, or 10.7%, from the prior-year period and represented 28.8% of the total loan portfolio, compared to 27.1% in the prior-year period.

- Net finance receivables with annual percentage rates (APRs) above 36% increased to 17.8% of the portfolio from 14.9% in the prior-year period, driven by the increase in the higher-margin small loan portfolio.

- Customer accounts increased by 5.1% from the prior-year period.

•
Record total revenue for the third quarter of 2024 of $146.3 million, an increase of $5.5 million, or 3.9%, from the prior-year period, primarily due to growth in average net finance receivables and 90 basis points of higher interest and fee yield compared to the prior-year period.

- The increase in interest and fee yield is attributable to increased pricing, growth of the higher-margin small loan portfolio, and improved credit performance.

- Large loan interest and fee yield increased by 40 basis points, while the interest and fee yield of the higher-margin small loan portfolio increased by 120 basis points.

- Total revenue yield decreased 10 basis points year-over-year primarily due to $3.5 million, or 80 basis points, in increased property insurance claims and reserves related to hurricanes occurring during the third quarter of 2024.

•
Provision for credit losses for the third quarter of 2024 was $54.3 million, an increase of $3.4 million, or 6.7%, from the prior-year period, inclusive of a $2.1 million incremental provision for credit losses associated with third quarter hurricane activity.

- Annualized net credit losses as a percentage of average net finance receivables for the third quarter of 2024 were 10.6%, a 40 basis point improvement compared to 11.0% in the prior-year period. The third quarter 2024 net credit loss rate is inclusive of an estimated 30 basis point impact from year-over-year growth of the higher-rate small loan portfolio.

- The provision for credit losses for the third quarter of 2024 included a reserve increase of $6.7 million, or $5.1 million after tax, primarily related to portfolio growth ($4.6 million of provision) and hurricanes ($2.1 million of provision) occurring during the third quarter of 2024.

- Allowance for credit losses was $192.1 million as of September 30, 2024, or 10.6% of net finance receivables, a 10 basis point increase sequentially from 10.5% due to 20 basis points of impact for estimated credit losses related to hurricanes occurring during the third quarter of 2024.

•
As of September 30, 2024, 30+ day contractual delinquencies totaled $126.0 million, or 6.9% of net finance receivables, comparable sequentially and a 40 basis point improvement from September 30, 2023. The third quarter 2024 delinquency rate is inclusive of an estimated 20 basis point impact from year-over-year growth of the higher-rate small loan portfolio and a 40 basis point benefit from special borrower assistance programs offered to customers impacted by the hurricanes.

- The delinquency rate of the large loan portfolio was 5.9% as of the end of the third quarter of 2024, a 60 basis point improvement from the prior-year period.

- The delinquency rate of the small loan portfolio was 9.4% as of the end of the third quarter of 2024, a 20 basis point improvement from the prior-year period.

- The third quarter 2024 delinquency rate for the small loan portfolio is inclusive of a 30 basis point impact from the year-over-year shift within the portfolio to higher-APR loans. The current-quarter delinquency rates for the large and small loan portfolios also each include 40 basis points of benefit from special borrower assistance programs offered to customers impacted by the hurricanes.

•
General and administrative expenses for the third quarter of 2024 were $62.5 million, an increase of $0.4 million, or 0.6%, from the prior-year period. The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the third quarter of 2024 was 13.9%, a 50 basis point improvement from 14.4% in the prior-year period.

Fourth Quarter 2024 Dividend

The company’s Board of Directors has declared a dividend of $0.30 per common share for the fourth quarter of 2024. The dividend will be paid on December 11, 2024 to shareholders of record as of the close of business on November 21, 2024. The declaration and payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

Liquidity and Capital Resources

As of September 30, 2024, the company had net finance receivables of $1.8 billion and debt of $1.4 billion. The debt consisted of:

•
$173.7 million on the company’s $355 million senior revolving credit facility,
•
$76.1 million on the company’s aggregate $375 million revolving warehouse credit facilities, and
•
$1.1 billion through the company’s asset-backed securitizations.

As of September 30, 2024, the company’s unused capacity to fund future growth on its revolving credit facilities (subject to the borrowing base) was $482 million, or 66.1%, and the company had available liquidity of $154.7 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities. As of September 30, 2024, the company’s fixed-rate debt as a percentage of total debt was 82%, with a weighted-average coupon of 4.3% and a weighted-average revolving duration of 1.1 years.

The company had a funded debt-to-equity ratio of 4.0 to 1.0 and a stockholders’ equity ratio of 19.4%, each as of September 30, 2024. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 4.2 to 1.0, as of September 30, 2024. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” online and in branch locations in 19 states across the United States. Most of its loan products are secured, and each is structured on a fixed-rate, fixed-term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally managed direct mail campaigns, digital partners, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning financial outlooks or future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,”

“believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: managing growth effectively, implementing Regional Management’s growth strategy, and opening new branches as planned; Regional Management’s convenience check strategy; Regional Management’s policies and procedures for underwriting, processing, and servicing loans; Regional Management’s ability to collect on its loan portfolio; Regional Management’s insurance operations; exposure to credit risk and repayment risk, which risks may increase in light of adverse or recessionary economic conditions; the implementation of evolving underwriting models and processes, including as to the effectiveness of Regional Management's custom scorecards; changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the geographic concentration of Regional Management’s loan portfolio; the failure of third-party service providers, including those providing information technology products; changes in economic conditions in the markets Regional Management serves, including levels of unemployment and bankruptcies; the ability to achieve successful acquisitions and strategic alliances; the ability to make technological improvements as quickly as competitors; security breaches, cyber-attacks, failures in information systems, or fraudulent activity; the ability to originate loans; reliance on information technology resources and providers, including the risk of prolonged system outages; changes in current revenue and expense trends, including trends affecting delinquencies and credit losses; any future public health crises, including the impact of such crisis on our operations and financial condition; changes in operating and administrative expenses; the departure, transition, or replacement of key personnel; the ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support Regional Management’s operations and initiatives; changes in interest rates; existing sources of liquidity may become insufficient or access to these sources may become unexpectedly restricted; exposure to financial risk due to asset-backed securitization transactions; risks related to regulation and legal proceedings, including changes in laws or regulations or in the interpretation or enforcement of laws or regulations; changes in accounting standards, rules, and interpretations and the failure of related assumptions and estimates; the impact of changes in tax laws and guidance, including the timing and amount of revenues that may be recognized; risks related to the ownership of Regional Management’s common stock, including volatility in the market price of shares of Regional Management’s common stock; the timing and amount of future cash dividend payments; and anti-takeover provisions in Regional Management’s charter documents and applicable state law.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations

Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(dollars in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	3Q 24	3Q 23	$	%	YTD 24	YTD 23	$	%
Revenue
Interest and fee income	$133,932	$125,018	$8,914	7.1%	$390,648	$363,508	$27,140	7.5%
Insurance income, net	7,422	11,382	(3,960)	(34.8)%	28,903	33,544	(4,641)	(13.8)%
Other income	4,984	4,478	506	11.3%	14,120	12,688	1,432	11.3%
Total revenue	146,338	140,878	5,460	3.9%	433,671	409,740	23,931	5.8%

Expenses
Provision for credit losses	54,349	50,930	(3,419)	(6.7)%	154,574	151,149	(3,425)	(2.3)%

Personnel	38,323	39,832	1,509	3.8%	113,240	114,848	1,608	1.4%
Occupancy	6,551	6,315	(236)	(3.7)%	19,075	18,761	(314)	(1.7)%
Marketing	5,078	4,077	(1,001)	(24.6)%	14,229	11,300	(2,929)	(25.9)%
Other	12,516	11,880	(636)	(5.4)%	36,508	33,414	(3,094)	(9.3)%
Total general and administrative	62,468	62,104	(364)	(0.6)%	183,052	178,323	(4,729)	(2.7)%

Interest expense	19,356	16,947	(2,409)	(14.2)%	54,725	49,953	(4,772)	(9.6)%
Income before income taxes	10,165	10,897	(732)	(6.7)%	41,320	30,315	11,005	36.3%
Income taxes	2,502	2,077	(425)	(20.5)%	10,007	6,783	(3,224)	(47.5)%
Net income	$7,663	$8,820	$(1,157)	(13.1)%	$31,313	$23,532	$7,781	33.1%
Net income per common share:
Basic	$0.79	$0.94	$(0.15)	(16.0)%	$3.25	$2.51	$0.74	29.5%
Diluted	$0.76	$0.91	$(0.15)	(16.5)%	$3.16	$2.45	$0.71	29.0%
Weighted-average common shares outstanding:
Basic	9,683	9,429	(254)	(2.7)%	9,622	9,385	(237)	(2.5)%
Diluted	10,090	9,650	(440)	(4.6)%	9,900	9,613	(287)	(3.0)%
Return on average assets (annualized)	1.7%	2.0%			2.3%	1.8%
Return on average equity (annualized)	8.7%	10.8%			12.3%	9.8%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands, except par value amounts)

			Increase (Decrease)
	3Q 24	3Q 23	$	%
Assets
Cash	$4,745	$7,413	$(2,668)	(36.0)%
Net finance receivables	1,819,756	1,751,009	68,747	3.9%
Unearned insurance premiums	(46,508)	(48,764)	2,256	4.6%
Allowance for credit losses	(192,100)	(184,900)	(7,200)	(3.9)%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	1,581,148	1,517,345	63,803	4.2%
Restricted cash	115,576	117,029	(1,453)	(1.2)%
Lease assets	37,229	34,864	2,365	6.8%
Intangible assets	22,250	15,048	7,202	47.9%
Restricted available-for-sale investments	21,727	22,510	(783)	(3.5)%
Property and equipment	13,425	14,157	(732)	(5.2)%
Deferred tax assets, net	11,833	14,140	(2,307)	(16.3)%
Other assets	13,898	22,834	(8,936)	(39.1)%
Total assets	$1,821,831	$1,765,340	$56,491	3.2%
Liabilities and Stockholders’ Equity
Liabilities:
Debt	$1,395,892	$1,372,748	$23,144	1.7%
Unamortized debt issuance costs	(4,645)	(5,647)	1,002	17.7%
Net debt	1,391,247	1,367,101	24,146	1.8%
Lease liabilities	39,350	37,095	2,255	6.1%
Accounts payable and accrued expenses	38,306	30,559	7,747	25.4%
Total liabilities	1,468,903	1,434,755	34,148	2.4%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 14,971 shares issued and 10,164 shares outstanding at September 30, 2024 and 14,642 shares issued and 9,835 shares outstanding at September 30, 2023)	1,497	1,464	33	2.3%
Additional paid-in capital	129,936	119,507	10,429	8.7%
Retained earnings	371,725	360,155	11,570	3.2%
Accumulated other comprehensive loss	(87)	(398)	311	78.1%
Treasury stock (4,807 shares at September 30, 2024 and September 30, 2023)	(150,143)	(150,143)	—	—
Total stockholders’ equity	352,928	330,585	22,343	6.8%
Total liabilities and stockholders’ equity	$1,821,831	$1,765,340	$56,491	3.2%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(dollars in thousands, except per share amounts)

	Net Finance Receivables
	3Q 24	2Q 24	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 23	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$1,293,410	$1,266,032	$27,378	2.2%	$1,271,891	$21,519	1.7%
Small loans	524,826	505,640	19,186	3.8%	474,181	50,645	10.7%
Retail loans	1,520	2,071	(551)	(26.6)%	4,937	(3,417)	(69.2)%
Total net finance receivables	$1,819,756	$1,773,743	$46,013	2.6%	$1,751,009	$68,747	3.9%
Number of branches at period end	340	343	(3)	(0.9)%	347	(7)	(2.0)%
Net finance receivables per branch	$5,352	$5,171	$181	3.5%	$5,046	$306	6.1%

	Averages and Yields
	3Q 24		2Q 24		3Q 23
	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)
Large loans	$1,279,720	26.7%	$1,255,729	26.1%	$1,257,168	26.3%
Small loans	511,294	37.8%	490,615	37.3%	459,320	36.6%
Retail loans	1,795	16.3%	2,433	16.6%	5,647	16.9%
Total interest and fee yield	$1,792,809	29.9%	$1,748,777	29.3%	$1,722,135	29.0%
Total revenue yield	$1,792,809	32.6%	$1,748,777	32.7%	$1,722,135	32.7%

(1) Annualized interest and fee income as a percentage of average net finance receivables.

	Components of Increase in Interest and Fee Income
	3Q 24 Compared to 3Q 23
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Large loans	$1,484	$1,246	$23	$2,753
Small loans	4,757	1,410	159	6,326
Retail loans	(162)	(8)	5	(165)
Product mix	(948)	986	(38)	—
Total increase in interest and fee income	$5,131	$3,634	$149	$8,914

	Loans Originated (1)
	3Q 24	2Q 24	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 23	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$251,563	$254,779	$(3,216)	(1.3)%	$251,999	$(436)	(0.2)%
Small loans	174,632	171,282	3,350	2.0%	173,074	1,558	0.9%
Total loans originated	$426,195	$426,061	$134	—	$425,073	$1,122	0.3%

(1) Represents the principal balance of loan originations and refinancings.

	Other Key Metrics
	3Q 24	2Q 24	3Q 23
Net credit losses	$47,649	$55,502	$47,430
Percentage of average net finance receivables (annualized)	10.6%	12.7%	11.0%
Provision for credit losses	$54,349	$53,802	$50,930
Percentage of average net finance receivables (annualized)	12.1%	12.3%	11.8%
Percentage of total revenue	37.1%	37.6%	36.2%
General and administrative expenses	$62,468	$60,136	$62,104
Percentage of average net finance receivables (annualized)	13.9%	13.8%	14.4%
Percentage of total revenue	42.7%	42.0%	44.1%
Same store results (1):
Net finance receivables at period-end	$1,815,187	$1,759,075	$1,684,757
Net finance receivable growth rate	3.7%	4.5%	4.9%
Number of branches in calculation	337	338	330

(1) Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency
	3Q 24		2Q 24		3Q 23
Allowance for credit losses	$192,100	10.6%	$185,400	10.5%	$184,900	10.6%
Current	1,529,171	84.1%	1,497,219	84.4%	1,472,931	84.2%
1 to 29 days past due	164,568	9.0%	153,788	8.7%	149,648	8.5%
Delinquent accounts:
30 to 59 days	35,300	1.9%	34,924	1.9%	36,502	2.1%
60 to 89 days	27,704	1.5%	27,689	1.6%	28,130	1.6%
90 to 119 days	23,964	1.4%	21,607	1.2%	23,420	1.3%
120 to 149 days	22,544	1.2%	19,333	1.1%	21,309	1.2%
150 to 179 days	16,505	0.9%	19,183	1.1%	19,069	1.1%
Total contractual delinquency	$126,017	6.9%	$122,736	6.9%	$128,430	7.3%
Total net finance receivables	$1,819,756	100.0%	$1,773,743	100.0%	$1,751,009	100.0%
1 day and over past due	$290,585	15.9%	$276,524	15.6%	$278,078	15.8%

	Contractual Delinquency by Product
	3Q 24		2Q 24		3Q 23
Large loans	$76,435	5.9%	$76,432	6.0%	$82,256	6.5%
Small loans	49,351	9.4%	46,015	9.1%	45,438	9.6%
Retail loans	231	15.2%	289	14.0%	736	14.9%
Total contractual delinquency	$126,017	6.9%	$122,736	6.9%	$128,430	7.3%

	Income Statement Quarterly Trend
	3Q 23	4Q 23	1Q 24	2Q 24	3Q 24	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$125,018	$126,190	$128,818	$127,898	$133,932	$6,034	$8,914
Insurance income, net	11,382	10,985	10,974	10,507	7,422	(3,085)	(3,960)
Other income	4,478	4,484	4,516	4,620	4,984	364	506
Total revenue	140,878	141,659	144,308	143,025	146,338	3,313	5,460
Expenses
Provision for credit losses	50,930	68,885	46,423	53,802	54,349	(547)	(3,419)
Personnel	39,832	42,024	37,820	37,097	38,323	(1,226)	1,509
Occupancy	6,315	6,268	6,375	6,149	6,551	(402)	(236)
Marketing	4,077	4,474	4,315	4,836	5,078	(242)	(1,001)
Other	11,880	12,030	11,938	12,054	12,516	(462)	(636)
Total general and administrative	62,104	64,796	60,448	60,136	62,468	(2,332)	(364)
Interest expense	16,947	17,510	17,504	17,865	19,356	(1,491)	(2,409)
Income (loss) before income taxes	10,897	(9,532)	19,933	11,222	10,165	(1,057)	(732)
Income taxes	2,077	(1,958)	4,728	2,777	2,502	275	(425)
Net income (loss)	$8,820	$(7,574)	$15,205	$8,445	$7,663	$(782)	$(1,157)
Net income (loss) per common share:
Basic	$0.94	$(0.80)	$1.59	$0.88	$0.79	$(0.09)	$(0.15)
Diluted	$0.91	$(0.80)	$1.56	$0.86	$0.76	$(0.10)	$(0.15)
Weighted-average shares outstanding:
Basic	9,429	9,437	9,569	9,613	9,683	(70)	(254)
Diluted	9,650	9,437	9,746	9,863	10,090	(227)	(440)

	Balance Sheet Quarterly Trend
	3Q 23	4Q 23	1Q 24	2Q 24	3Q 24	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,765,340	$1,794,527	$1,756,748	$1,789,052	$1,821,831	$32,779	$56,491
Net finance receivables	$1,751,009	$1,771,410	$1,744,286	$1,773,743	$1,819,756	$46,013	$68,747
Allowance for credit losses	$184,900	$187,400	$187,100	$185,400	$192,100	$6,700	$7,200
Debt	$1,372,748	$1,399,814	$1,358,795	$1,378,449	$1,395,892	$17,443	$23,144

	Other Key Metrics Quarterly Trend
	3Q 23	4Q 23	1Q 24	2Q 24	3Q 24	QoQ Inc (Dec)	YoY Inc (Dec)
Interest and fee yield (annualized)	29.0%	28.8%	29.3%	29.3%	29.9%	0.6%	0.9%
Efficiency ratio (1)	44.1%	45.7%	41.9%	42.0%	42.7%	0.7%	(1.4)%
Operating expense ratio (2)	14.4%	14.8%	13.7%	13.8%	13.9%	0.1%	(0.5)%
30+ contractual delinquency	7.3%	6.9%	7.1%	6.9%	6.9%	—	(0.4)%
Net credit loss ratio (3)	11.0%	15.1%	10.6%	12.7%	10.6%	(2.1)%	(0.4)%
Book value per share	$33.61	$33.02	$34.10	$33.96	$34.72	$0.76	$1.11

(1) General and administrative expenses as a percentage of total revenue.

(2) Annualized general and administrative expenses as a percentage of average net finance receivables.

(3) Annualized net credit losses as a percentage of average net finance receivables.

	Averages and Yields
	YTD 24		YTD 23
	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)
Large loans	$1,266,363	26.3%	$1,232,170	26.1%
Small loans	497,987	37.7%	456,893	35.4%
Retail loans	2,521	16.2%	7,252	17.5%
Total interest and fee yield	$1,766,871	29.5%	$1,696,315	28.6%
Total revenue yield	$1,766,871	32.7%	$1,696,315	32.2%

	Components of Increase in Interest and Fee Income
	YTD 24 Compared to YTD 23
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Large loans	$6,695	$1,651	$46	$8,392
Small loans	10,910	7,784	700	19,394
Retail loans	(621)	(72)	47	(646)
Product mix	(1,864)	2,177	(313)	—
Total increase in interest and fee income	$15,120	$11,540	$480	$27,140

	Loans Originated (1)
	YTD 24	YTD 23	YTD $ Inc (Dec)	YTD % Inc (Dec)
Large loans	$691,416	$695,084	$(3,668)	(0.5)%
Small loans	487,195	432,018	55,177	12.8%
Retail loans	—	146	(146)	(100.0)%
Total loans originated	$1,178,611	$1,127,248	$51,363	4.6%

(1) Represents the principal balance of loan originations and refinancings.

	Other Key Metrics
	YTD 24	YTD 23
Net credit losses	$149,874	$145,049
Percentage of average net finance receivables (annualized)	11.3%	11.4%
Provision for credit losses	$154,574	$151,149
Percentage of average net finance receivables (annualized)	11.7%	11.9%
Percentage of total revenue	35.6%	36.9%
General and administrative expenses	$183,052	$178,323
Percentage of average net finance receivables (annualized)	13.8%	14.0%
Percentage of total revenue	42.2%	43.5%

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and the funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	3Q 24
Debt	$1,395,892
Total stockholders' equity	352,928
Less: Intangible assets	22,250
Tangible equity (non-GAAP)	$330,678
Funded debt-to-equity ratio	4.0	x
Funded debt-to-tangible equity ratio (non-GAAP)	4.2	x